UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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NOVADIGM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Novadigm, Inc.
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: Novadigm, Inc.
Commission File No.: 000-26156

The following press release was issued by Novadigm, Inc. on February 4, 2004.

For details, contact: Wallace Ruiz Chief Financial Officer Phone (201) 512-7809 Email: wruiz@novadigm.com	Jody Burfening Lippert/Heilshorn & Assoc. (212) 838-3777 jbs@lhai.com

Financial News Release

NOVADIGM ANNOUNCES THIRD QUARTER REVENUES
OF $17.5 MILLION
–Hewlett-Packard Company previously announced agreement to acquire Novadigm

     MAHWAH, N. J. – February 4, 2004 – Novadigm, Inc. (Nasdaq: NVDM), a leading provider of adaptive software change and configuration management solutions, which has entered into an agreement to merge with Hewlett-Packard Company, today reported financial results for the third quarter of fiscal 2004, ending December 31, 2003.

     Revenues for the third quarter of fiscal 2004 were $17.5 million compared to $11.3 million for the same quarter last year. Net loss for the third quarter of the current fiscal year was $2.2 million, or $0.11 per diluted share, compared to a net loss of $5.3 million, or $0.27 per diluted share for the same period in the last fiscal year. Included in the operating expenses for the current year third quarter was a $2.6 million settlement expense reflecting the present value of the Beck Systems settlement. During the quarter the company paid the first installment of the Beck Systems settlement of $955,000 and ended the quarter with $21.7 million in cash, cash equivalents and marketable securities compared to $29.4 million at the end of the prior fiscal year.

     Revenues for the nine months ended December 31, 2003 were $41.7 million compared to $38.8 million for the same period last year. Net loss for the nine months ended December 31, 2003 was $7.2 million, or $0.38 per diluted share, compared to a net loss of $12.1 million, or $0.61 per diluted share, for the same period a year ago.

Merger With HP

     Hewlett-Packard Company today issued a press release regarding its agreement to acquire Novadigm. Under the terms of the merger agreement, HP will pay $6.10 in cash for each outstanding share of Novadigm common stock. The acquisition is subject to approval of Novadigm’s stockholders, customary closing conditions and certain regulatory approvals, including the applicable Hart-Scott-Rodino anti-trust review. Novadigm’s Board of Directors has unanimously approved the merger agreement and the merger, and recommends that its stockholders vote in favor of the merger agreement and the merger at a stockholders meeting expected to be held in late March or early April, 2004.

Conference Call Information

As a result of Novadigm’s agreement to merge with HP, Novadigm has cancelled the originally scheduled conference call regarding quarterly results.

ABOUT NOVADIGM (Nasdaq: NVDM)

Novadigm is a leading provider of software and content management solutions for enterprise and Internet computing environments that enable organizations to reduce software management costs, speed time-to-market, expand marketing channels and open new sources of revenue. Novadigm’s suite of integrated products, based on the company’s market-leading technology, work seamlessly together as the only end-to-end solution that can efficiently, reliably and scalably deploy and manage the full range of today’s software and content, personalized for a wide range of computing devices, across virtually any network. Novadigm customers – Global 1000 business enterprises, software vendors and service providers around the world – report software management savings of 80 percent or more, time-to-market improvements of 70 percent or more, and reliability typically greater than 99 percent. For more information on Novadigm, please visit www.novadigm.com or call 1-800-626-6682.

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Where possible, Novadigm has attempted to identify these statements by using words such as “intend,” “expect,” “anticipate,” “will,” “target” and similar expressions. The forward looking-statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or applied by the forward looking statements. These risks, uncertainties and other factors include the risks related to Novadigm’s agreement to merge with Hewlett-Packard Company, including the risk that such merger will not be consummated, the number, size and timing of customer orders, the timing and market acceptance of Novadigm’s new products, the dependence on resellers, the level and pricing of international sales, changes in the level of operating expenses, technological advances and new product introductions by Novadigm’s competitors, competitive conditions in the industry, foreign currency exchange rates and the resolution of patent related claims and proceedings. In addition, the sales cycle for the Company’s products is lengthy and unpredictable depending upon the interest of the prospective customer in the Company’s products, the size of the order, the decision-making and acceptance procedures within the customer’s organization, the complexity of implementation and other factors. The Company’s operating results may also vary significantly due to seasonal trends, as a result of efforts by the Company’s direct sales personnel to meet annual quotas, lower international revenues in the summer months when many European businesses experience lower sales, the establishment of calendar year capital budgets by prospective customers, as well as other factors. Novadigm may not be able to achieve or maintain profitability on a quarterly or annual basis in the future. These and other risks and uncertainties that could affect Novadigm’s future operating results are described from time to time in Novadigm’s filings with the Securities and Exchange Commission. In particular, see the Risk Factors described in Novadigm’s Form 10-Q for the fiscal quarter ended September 30, 2003. Except as expressly required by the federal securities laws, Novadigm undertakes no obligation to update or revise these forward-looking statements or forecasts to reflect new events or changed circumstances or for any other reason.

Novadigm intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Novadigm. Before making any voting or investment decision with respect to the merger, investors and stockholders of Novadigm are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Novadigm with the SEC, may be obtained free of charge at the SEC’s web site at <www.sec.gov>. In addition, investors and stockholders of Novadigm may obtain free copies of the documents filed with the SEC by contacting Novadigm Investor Relations, 201-512-7809 or Novadigm 201-512-1000. You may also read and copy any reports, statements and other information filed by Novadigm at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

Novadigm and HP and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the Novadigm stockholders in favor of the merger. Certain executive officers and directors of Novadigm have interests in the merger, including retention bonuses, severance arrangements, acceleration of vesting of stock options and their ownership of Novadigm’s common stock, and their interests will be described in the proxy statement when it becomes available.

- tables to follow -

NOVADIGM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

REVENUES:
Licenses	$9,737	$4,607	$19,768	$19,888
Maintenance and services	7,780	6,653	21,965	18,944

Total revenues	17,517	11,260	41,733	38,832

OPERATING EXPENSES:
Cost of licenses	427	334	1,095	1,001
Cost of maintenance and services	3,821	3,392	10,699	10,294
Sales and marketing	7,694	6,533	19,620	19,979
Research and development	2,257	2,411	6,751	7,593
General and administrative	2,883	3,396	8,246	9,158
Settlement expense	2,624	—	2,624	—
Amortization of intangible	—	—	—	2,018

Total operating expenses	19,706	16,066	49,035	50,043

Operating loss	(2,189)	(4,806)	(7,302)	(11,211)
Interest income, net	40	79	162	302
Other income (expense), net	37	(34)	42	(467)

Loss before provision for income taxes	(2,112)	(4,761)	(7,098)	(11,376)
Provision for income taxes	81	553	105	761

Net loss	$(2,193)	$(5,314)	$(7,203)	$(12,137)

Loss per basic share	$(0.11)	$(0.27)	$(0.38)	$(0.61)

Weighted average basic common shares outstanding	19,103	19,455	19,144	19,777

Loss per diluted share	$(0.11)	$(0.27)	$(0.38)	$(0.61)

Weighted average diluted common shares outstanding	19,103	19,455	19,144	19,777

NOVADIGM, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(unaudited)

	December 31,	March 31,
	2003	2003

ASSETS
Cash and cash equivalents	$20,726	$15,666
Restricted cash	200	150
Short-term marketable securities	950	13,760
Accounts receivable, net	15,750	15,656
Prepaid expenses and other current assets	1,718	1,175

Total current assets	39,344	46,407
Property and equipment, net	2,444	2,182
Intangible asset, net	1,057	2,059
Other assets	977	788

Total assets	$43,822	$51,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$4,158	$3,598
Accrued liabilities	2,156	3,670
Accrued payroll and other compensation	4,346	4,211
Deferred revenue	10,888	12,235

Total current liabilities	21,548	23,714

Long-term liabilities	822	71
Stockholders’ equity:
Common stock, $0.001 par value: 30,000 shares authorized; 19,103 and 19,247 issued and outstanding as of December 31, 2003 and March 31, 2003, respectively	19	19
Additional paid-in capital	86,488	86,314
Stockholders’ notes receivable	—	(233)
Accumulated deficit	(66,444)	(59,241)
Accumulated other comprehensive income	1,389	792

Total stockholders’ equity	21,452	27,651

Total liabilities and stockholders’ equity	$43,822	$51,436